Exhibit 10.18

EXECUTION VERSION

Consulting Agreement

CONSULTING AGREEMENT dated as of August 13, 2012 (this “Agreement”), between GWR OPERATING PARTNERSHIP, L.L.L.P., a Delaware Limited Liability Limited Partnership (“GWROP”), GREAT WOLF RESORTS, INC., a Delaware Corporation (“GWRI”) and APOLLO MANAGEMENT VII, L.P., a Delaware limited partnership (“Apollo”).

GWROP desires to avail itself of Apollo’s and/or its Affiliates expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain consulting and investment advisory services related to the business and affairs of GWROP and its Affiliates. Apollo, GWROP and GWRI agree that it is in their respective best interests to enter into this Agreement. It is the intention of the parties that this Agreement is not for services in connection with the day-to-day business affairs of GWROP or its Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, GWROP, GWRI and Apollo agree as follows:

Section 1. Retention of Apollo.

GWROP hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence effective as of May 4, 2012 and shall remain in effect until the earliest of (i) the twelfth anniversary of the date hereof, (ii) such time as Apollo and its Affiliates then owning, directly or indirectly, beneficial economic interests in GWROP own in the aggregate, directly or indirectly, less than 5% of the beneficial economic interest of GWROP and (iii) such earlier date as is mutually agreed upon by GWROP, GWRI and Apollo (the “Term”). In the event of termination or expiration of this Agreement in accordance with this Section 2, this Agreement shall immediately become void and have no effect without any further liability or obligation on the part of any party hereto; provided, however, the following Sections shall survive the termination of this Agreement: Sections 7 through 15 and any accrued but unpaid obligations of GWROP or GWRI to pay fees and/or expenses hereunder.

Section 3. Services.

(a) Apollo shall, or shall at its option cause one or more Affiliates to, advise GWROP and its Subsidiaries (and at GWROP’s request, its Affiliates) concerning such matters that relate to GWROP’s business strategies, proposed financial transactions, acquisitions, divestitures, investments and other financial related matters of GWROP and its Affiliates, in each case as GWROP shall reasonably and specifically request by way of notice to Apollo, which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete (or cause to be completed) such services. If requested to provide such services, Apollo shall, or shall cause at its option one or more Affiliates to, devote such time to any such written request as Apollo shall deem, in its discretion, necessary. Such consulting services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to GWROP as to the manner and time of rendering its or its Affiliates services hereunder, and GWROP shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) Apollo shall, or shall cause an Affiliate to, perform all services to be provided hereunder as an independent contractor to the GWROP and not as an employee, agent or representative of GWROP. Apollo shall have no authority to act for or to bind GWROP without its prior written consent.

(c) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of GWROP or any of its respective subsidiaries or Affiliates.

Section 4. Compensation.

(a) Management Fee. As consideration for Apollo’s agreement to render (or cause to be rendered) the services set forth in Section 3(a) and as compensation for any such services rendered by Apollo or any of its Affiliates and subject to the limitations set forth in Section 4(c), GWROP agrees to pay to Apollo or its designee an annual fee equal to the greater of $2 million and 2% of EBITDA for the immediately prior calendar year (the “Management Fee”). The Management Fee for each calendar year shall be payable on April 1st of that year, with the first such payment being made on April 1, 2013 and a pro rated fee will be paid in the twelfth year based on the number of days remaining in the Term. For the avoidance of doubt, no fee shall be payable with respect to calendar year 2012, but the fee with respect to calendar year 2013 will be based on EBITDA during calendar year 2012.

(b) Change of Control or Initial Public Offering. The parties acknowledge and agree that an objective of GWROP is to maximize value for its direct and indirect shareholders which may include consummating (or participating in the consummation of) a Change of Control or a Qualified IPO. The services provided to GWROP by Apollo or any of its Affiliates will help to facilitate the consummation of a Change of Control or Qualified IPO, should GWROP, GWRI or K-9 Holdings, Inc. (“Parent”) or any direct or indirect parent of Parent decide to pursue such a transaction. Following the provision of notice to Apollo by GWROP of GWROP’s, GWRI’s, Parent’s or any direct or indirect parent of Parent’s intent to enter into a Change of Control or Qualified IPO, Apollo may elect at any time in connection with or in anticipation of such Change of Control or Qualified IPO (or at any time thereafter) by the delivery of notice to GWROP (such notice, the “Notice” and the date on which such Notice is delivered to GWROP, the “Notice Date”) to receive, subject to the limitations set forth in Section 4(c), the Lump Sum Payment, in lieu of annual payments of the Management Fee, such amount to be paid on the date on which the Change of Control or Qualified IPO is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event later than 30 days subsequent to the Notice Date.

(c) Non-Payment. Notwithstanding anything in this Agreement to the contrary, neither GWROP nor GWRI has any obligation to pay any portion of the fees, expenses or other amounts payable to Apollo to the extent that (i) the Notes remain outstanding, (ii) aggregate payments under the Agreement would otherwise equal or exceed $5 million and (iii) such payments in excess of $5 million is determined by GWROP would be prohibited under Section 4.13 of the indenture governing the Notes (the “Affiliate Transaction Prohibition”). From and after the time when the Notes are no longer outstanding or the Affiliate Transaction Prohibition is determined by GWROP not to be applicable (the “Applicable Date”), any portion of fees, expenses or other amounts payable to Apollo (or its designees) under this Agreement arising on or after the Applicable Date which GWROP or GWRI is prohibited from paying to Apollo under any other agreement or debt instrument shall be deferred, shall accrue and shall be payable at the earliest time permitted under the applicable agreement or debt instrument, or upon the payment in full of all obligations under any applicable debt instrument. GWROP shall notify Apollo of any payment prohibition on each date on which GWROP would otherwise make a payment of fees under this Agreement.

(d) Non-Exclusive. Nothing in this Agreement (other than the limitations in Section 4(c)) shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from GWROP or any of its subsidiaries or Affiliates any other fees, including, subject to the limitations in Section 4(c), any fee payable pursuant to Section 5.

(e) Definitions. As used in this Section 4 the following terms have the following meanings:

(1) “Notes” means the 10.875% First Mortgage Notes due in 2017 issued pursuant to the Indenture dated April 7, 2010, by and among GWRI, the issuers party thereto, the guarantors named therein, and U.S. Bank National Association, as trustee, as amended.

(2) The “Lump Sum Payment” shall be a single lump sum cash payment equal to the present value of all Management Fees payable under this Agreement through the end of the Term (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the end of the Term).

(3) A “Qualified IPO” means a public offering and sale of equity securities of GWROP, GWRI, or Parent (or any successor entity) or any direct or indirect parent of Parent in any transaction or series of related transactions, pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the United States Securities Act of 1933, as amended which yield net proceeds to GWROP, GWRI, Parent or Apollo and its Affiliates in excess of $50 million or which results in least 10% of the total outstanding shares of common stock being sold to the public in a primary offering.

(4) A “Change of Control” means any transaction or series of related transactions, after which Apollo and its Affiliates collectively cease to own, directly or indirectly, at least 50% of the equity interest in GWROP.

(5) “EBITDA” means “Adjusted EBITDA” as publicly reported by GWRI (or if such number is no longer publicly reported, “Adjusted EBITDA” calculated in a manner consistent with the methodology used in the last period in which GWRI publicly reported “Adjusted EBITDA”).

Section 5. Other Services.

If GWROP shall determine that it is advisable for GWROP to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo of such determination. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for GWROP to hire Apollo or its Affiliates for such services. GWROP may not hire any person, other than Apollo or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Apollo of such notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) ten business days shall have elapsed after GWROP provides a written notice to Apollo of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to GWROP than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, subject to the limitations set forth in Section 4(c), at the closing of any merger, acquisition or similar transaction, Apollo or its designee shall receive a fee equal to 1% of the aggregate enterprise value paid or provided by GWROP, GWRI or Parent or any direct or indirect parent of Parent, as the case maybe or paid or provided to GWROP, GWRI or Parent or any direct or indirect parent of Parent (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).

Section 6. Accuracy of Information.

GWROP shall furnish or cause to be furnished to Apollo and or its Affiliates such information as Apollo believes reasonably appropriate in connection with providing the services contemplated by this Agreement and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership of equity securities of GWROP (all such information so furnished, the “Information”). GWROP recognizes and confirms that Apollo and its Affiliates (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

Section 7. GWRI Guarantee.

(a) GWRI hereby guarantees to Apollo and its Affiliates, subject to the limitations in Section 4(c), the payment and performance of GWROP’s payment obligations hereunder (the “Guaranteed Obligations”). GWRI shall not have any obligation or liability under this Agreement except as expressly set forth in this Section 7. The liability of GWRI under this Section 7 shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i) any change in the corporate existence, structure or ownership of GWROP or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of GWROP or affecting any of its assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms hereof or the documents entered into in connection herewith or therewith, in each case, made in accordance with the terms hereof or thereof;

(iii) the existence of any claim, set-off or other right that GWRI may have at any time against GWROP, whether in connection with any Guaranteed Obligation or otherwise; or

(iv) any action or inaction on the part of Apollo and/or its Affiliates that is not in violation of the terms of this Agreement, including, without limitation, the absence of any attempt to assert any claim or demand against GWROP or collect the Guaranteed Obligations from GWROP or GWRI.

(c) In the event that any payment to Apollo and/or its Affiliates in respect of any Guaranteed Obligation is rescinded or otherwise must be and is returned to GWRI for any reason whatsoever, GWRI shall remain liable hereunder with respect to the Guaranteed Obligation on the terms and subject to the conditions hereof as if such payment had not been made.

(d) GWRI hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Apollo and/or its Affiliates. GWRI waives promptness, diligence, notice of acceptance of this Agreement and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent and in accordance with Section 8 hereof), all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of GWROP or any other person interested in the transactions contemplated hereby, and all suretyship defenses generally (other than fraud by Apollo or any of its Subsidiaries, defenses to the payment of the Guaranteed Obligations that are available to GWRI hereunder or breach by Apollo of this Agreement). GWRI acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated hereby and that the waivers set forth in this Section 7 are knowingly made in contemplation of such benefit.

Section 8. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York

Telephone: (212) 515-3200

Telecopy: (212) 515-3267

Email: sross@apollolp.com and jsuydam@apollolp.com

Attention: Scott I. Ross and John J. Suydam

With copy to (which shall not constitute notice)

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-8112

Telecopy: (212) 872-1002

Email: aweinstein@akingump.com

Attention: Adam Weinstein, Esq.

if to GWRI or GWROP, to it at:

Great Wolf Resorts, Inc.

525 Junction Road, Suite 6000 South

Madison, Wisconsin 53717

Telephone: (608) 251-6400

Telecopy: (608) 662-4281

Email: wrobinson@greatwolf.com

Attention: William J. Robinson, Esq.

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, GWROP, GWRI, the Indemnified Persons and any successors to or assigns of Apollo, GWRI and GWROP and; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section 10. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 11. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 12. Entire Agreement; Amendments.

This Agreement, along with the Expense Reimbursement and Indemnity Agreement dated as of or after the date hereof among GWROP, GWRI and Apollo, contains the entire understanding of the parties with respect to its subject matter and supersede any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 13. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 15. Affiliates.

For purposes of this Agreement, the term “Affiliate,” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided further that, with respect to Apollo, the term “Affiliate” shall include, without limitation, Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P.,

Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Investment Fund (PB) VII, L.P., AOP VII (AIV III FC), L.P., AOP VII (AIV IV FC), L.P., AOP VII (AIV V FC), L.P., AOP VII (AIV VI FC), L.P., AOP VII (AIV VII FC), L.P., AOP (DE) VII (AIV FC), L.P., and AOP (DE) VII (AIV II FC), L.P. (collectively, the “Funds”), Parent, K-9 Investors, L.P., the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the term “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a governmental authority.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GWR OPERATING PARTNERSHIP, L.L.L.P.

By:	GWR OP General Partner, LLC its General Partner

By:	Great Wolf Resorts, Inc. its Sole Member

By:	/s/ Kimberly K. Schaefer
Name:	Kimberly K. Schaefer
Title:	Chief Executive Officer and President

GREAT WOLF RESORTS, INC.

By:	/s/ Kimberly K. Schaefer
Name:	Kimberly K. Schaefer
Title:	Chief Executive Officer and President

APOLLO MANAGEMENT VII, L.P.

By:	AIF Management, LLC, its General partner

By:	/s/ Scott I. Ross
Name:	Scott I. Ross
Title:	Vice President

[Signature Page to Consulting Agreement]